EXHIBIT 99.1

Affirmative Insurance Holdings Reports First Quarter 2010 Financial Results

ADDISON, Texas, May 10, 2010 (GLOBE NEWSWIRE) -- Affirmative Insurance Holdings, Inc. (Nasdaq:AFFM), a leading distributor and producer of non-standard personal automobile insurance policies, today reported consolidated financial results for the three months ended March 31, 2010.

Operating Performance

  Total gross premiums written for the three months ended March 31, 2010 increased $4.9 million to $117.1 million, or 4.4%, compared with the first quarter of 2009. This increase was primarily due to the expansion of independent agency relationships.

  Total revenues for the three months ended March 31, 2010 increased to $119.6 million, a 2.4% increase over the $116.9 million in the same period of the prior year.

  Net premiums earned decreased by $0.5 million, or 0.5%, to $92.7 million for the three months ended March 31, 2010.  This decrease was primarily due to a reduction in net premiums written of $7.0 million, or 5.7%, to $114.9 million for the three months ended March 31, 2010. The reduction was largely the result of the termination of the quota-share reinsurance contract for the Louisiana and Alabama business on a cut-off basis effective January 1, 2009 and the resulting return of $10.5 million of ceded unearned premium.

  Commission income and fees for the three months ended March 31, 2010 increased $3.0 million, or 14.7%, compared with the same period a year ago. Results were positively impacted by increases in policyholder fees from growth in premiums written and commissions and fees generated from an expansion of ancillary product sales.

  Net investment income decreased by $1.0 million, or 40.9%, to $1.5 million for the three months ended March 31, 2010, compared with the same period in 2009. The average investment yield was 2.7% (3.4% on a taxable equivalent basis) in the first quarter of 2010, compared with 3.1% (4.3% on taxable equivalent basis) in the first quarter of 2009.

  Losses and loss adjustment expenses for the three months ended March 31, 2010 increased $1.3 million, or 1.9%, to 76.6% of net earned premium (the loss ratio), compared with a loss ratio of 74.7% in the first quarter of 2009. The increase was primarily due to a change in mix due to growth in Texas and Michigan, which have higher loss ratios than average.

  Selling, general and administrative expenses increased $2.4 million, or 6.0%, to $42.5 million, compared with $40.1 million in the first quarter of 2009. This increase was primarily related to a reallocation of expense from loss adjustment expense to more accurately reflect claims handling costs. If the new allocation methodology was in place in the first quarter of 2009, selling, general and administrative expenses would have been higher by $1.7 million, or $41.8 million.

  Total interest expense was $6.1 million, compared with $4.1 million in the same period of the prior year. The increase was due to $1.7 million of non-cash loan discount amortization and a higher interest rate as a result of the senior secured credit facility modification in March 2009.

  Loss from continuing operations for the three months ended March 31, 2010 was $3.5 million compared with income of $11.2 million for the three months ended March 1, 2009. The net loss for the quarter was $3.4 million compared with a net income of $10.8 million in the first quarter of 2009.

Additional Information

  Total debt outstanding as of March 31, 2010 of $184.8 million decreased 1.9% compared to $188.4 million as of December 31, 2009.

  A $19.4 million pretax, non-cash gain on extinguishment of debt was recorded in connection with the amendment of the senior secured credit facility in March 2009. This gain resulted from the $24.2 million discount representing the difference between the carrying value of the original credit agreement and the fair value of the new modified credit agreement, net of fees and other costs.

  The modification of the senior credit facility resulted in the interest rate swaps becoming ineffective as cash flow hedges. Loss on interest rate swaps for the three months ended March 31, 2010 was $0.5 million, compared with $4.4 million for the same period in the prior year.

About Affirmative

Affirmative Insurance Holdings, Inc. is a distributor and producer of non-standard personal automobile insurance policies and related products and services for individual consumers in targeted geographic markets. Non-standard personal automobile insurance policies provide coverage to drivers who find it difficult to obtain insurance from standard automobile insurance companies due to their lack of prior insurance, age, driving record, limited financial resources or other factors. Non-standard personal automobile insurance policies generally require higher premiums than standard automobile insurance policies.

The Affirmative Insurance Holdings, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3443

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as "likely," "typically," "may," "intends," "expects," "believes," "anticipates," "estimates," "projects," "targets," "forecasts," "seeks," "potential," , or "attempts" or the negative of such terms or other variations on such terms or comparable terminology. By their nature, these statements are subject to risks, uncertainties and other factors, which could cause actual future results to differ materially from those results expressed or implied by such forward-looking statements.

Do not unduly rely on forward-looking statements. They give the Company's expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and, except as required by law, the Company does not intend to update them to reflect changes that occur after that date. For a discussion of factors that may cause actual results to differ from expectations, refer to the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009. Any factor described in this press release or in any document referred to in this press release could, by itself or together with one or more other factors, adversely affect the Company's business, earnings and/or financial condition.

AFFIRMATIVE INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(in thousands, except per share data)
	Three Months Ended March 31,
	2010	2009
	(Unaudited)
Revenues
Net premiums earned	$92,722	$93,225
Commission income and fees	23,595	20,570
Net investment income	1,459	2,469
Net realized gains (losses)	3,655	(2,004)
Other income (loss)	(1,813)	2,598
Total revenues	119,618	116,858

Expenses
Losses and loss adjustment expenses	71,025	69,676
Selling, general and administrative expenses	42,539	40,123
Depreciation and amortization	2,432	2,392
Total expenses	115,996	112,191
Operating income	3,622	4,667
Gain on extinguishment of debt	—	19,434
Loss on interest rate swaps	(521)	(4,430)
Interest expense	6,120	4,142
Income (loss) from continuing operations before income tax expense	(3,019)	15,529
Income tax expense	445	4,359
Income (loss) from continuing operations	(3,464)	11,170
Discontinued operations
Loss from operations	—	(464)
Income tax benefit	—	(118)
Loss from discontinued operations	—	(346)
Net income (loss)	($3,464)	$10,824
Basic income (loss) per common share:
Continuing operations	($0.22)	$0.72
Discontinued operations	—	(0.02)
Net income (loss)	($0.22)	$0.70
Diluted income (loss) per common share:
Continuing operations	($0.22)	$0.72
Discontinued operations	—	(0.02)
Net income (loss)	($0.22)	$0.70
Weighted average common shares outstanding:
Basic	15,415	15,415
Diluted	15,415	15,415
Dividends declared per common share	$ —	$ —

CONTACT:  Affirmative Insurance Holdings, Inc.
          Michael J. McClure, Chief Financial Officer
          (630) 560-7205